UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 25, 2011

KEMET Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-15491	57-0923789
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2835 Kemet Way, Simpsonville, SC	29681
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (864) 963-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(a)         Not Applicable

(b)         Not Applicable

(c)          Not Applicable

(d)         On October 25, 2011, the Board of Directors (the “Board”) of KEMET Corporation, a Delaware corporation (the “Company”), increased the size of the Board to nine members and elected Jacob Kotzubei to fill the resulting vacancy. Mr. Kotzubei has been placed in the Class of 2013. Mr. Kotzubei will receive compensation from the Company for service on the Board on the same terms as other non-employee members of the Board.

Mr. Kotzubei joined Platinum Equity, LLC (“Platinum Equity”) in 2002 and is a Partner at the firm. Mr. Kotzubei serves as an officer and/or director of a number of Platinum Equity’s portfolio companies. Prior to joining Platinum Equity in 2002, Mr. Kotzubei worked for 4 ½ years for Goldman Sachs’ Investment Banking Division in New York City. Previously, he was an attorney at Sullivan & Cromwell LLP in New York City, specializing in mergers and acquisitions. Mr. Kotzubei received a Bachelor’s degree from Wesleyan University and holds a Juris Doctor from Columbia University School of Law where he was elected a member of the Columbia Law Review. Mr. Kotzubei’s experience in executive management oversight, private equity, capital markets, mergers and acquisitions and related transactional matters has led the Board to conclude that he has the varied expertise necessary to serve as a director of the Company.

The Board has determined that Mr. Kotzubei qualifies as an “independent director,” as that term is defined in Item 407(a) of Regulation S-K. In making that determination the Board has considered, among other factors, the following relationships:

(1)         On May 5, 2009, the Company entered into a credit facility (the “Amended and Restated Platinum Credit Facility”) with K Financing, LLC (“K Financing”), an affiliate of Platinum Equity. The Amended and Restated Platinum Credit Facility consisted of a term loan (the “Platinum Term Loan”), a line of credit loan (the “Platinum Line of Credit Loan”) and a working capital loan (“Platinum Working Capital Loan”) among K Financing, the Company and certain of the Company’s subsidiaries.

(2)         In connection with the Amended and Restated Platinum Credit Facility, the Company granted K Financing a warrant (the “Platinum Warrant”) to purchase up to 26,848,484 shares of the Company’s Common Stock, representing up to 49.9% of the Company’s then outstanding Common Stock. The Platinum Warrant was subsequently transferred to K Equity, LLC (“K Equity”), an affiliate of K Financing and Platinum Equity. As a result, K Equity and certain of its affiliates (including Platinum Equity) are deemed to be beneficial owners of the Company’s securities, as well as “related persons” as holders of securities covered by Item 403(a) of Regulation S-K.

(3)         In connection with the issuance of the Platinum Warrant, the Company entered into an Investor Rights Agreement (the “Investor Rights Agreement”) with K Financing, which subsequently transferred its rights thereunder to K Equity. The Investor Rights Agreement provides K Equity with registration rights, along with certain preemptive, information and board observation rights.

(4)         In connection with the Amended and Restated Platinum Credit Facility, the Company entered into a Corporate Advisory Services Agreement with Platinum Equity Advisors, LLC (“Platinum Advisors”), an affiliate of K Equity and Platinum Equity, for a term of the later of (i) June 30, 2013 and (ii) the termination of the Amended and Restated Platinum Credit Facility, pursuant to which the Company pays an annual fee of $1.5 million to Platinum Advisors for certain advisory services.

(5)         On May 5, 2010, the Platinum Term Loan, the Platinum Line of Credit Loan and the Platinum Working Capital Loan were extinguished.

(6)         On December 20, 2010 and May 31, 2011, K Equity sold portions of the Platinum Warrant representing the right to purchase 10.9 and 7.5 million shares of Common Stock, respectively. These shares were sold to underwriters as part of two secondary offerings in which K Equity was the selling securityholder, and the Company did not receive any of the proceeds from either transaction. K Equity has retained the unsold portion of the Platinum Warrant, representing the right to purchase 8.4 million shares of Common Stock, and it currently has the right to make two additional demand registrations under the Investor Rights Agreement.

On October 27, 2011, the Company issued a press release announcing the election of Mr. Kotzubei to the Company’s Board of Directors. A copy of the press release is attached as Exhibit 99.1 to the Form 8-K.

Item 9.01                                           Financial Statements and Exhibits

(a.)                              Not Applicable

(b.)                              Not Applicable

(c.)                               Not Applicable

(d.)                              Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release dated October 27, 2011

Signature

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 27, 2011

KEMET Corporation

/s/ R. JAMES ASSAF
	Name:	R. James Assaf
	Title:	Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

99.1	Press Release, dated October 27, 2011.